Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Astoria Financial Corporation:

We consent to the incorporation by reference in the Registration Statements of Astoria Financial Corporation on Form S-8 (Nos. 333-113745, 333-113785, 333-147580, 333-170874 and 333-197481), and Form S-3 (No. 333-182041 and 333-204555) of our reports dated February 29, 2016 with respect to (i) the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K/A of Astoria Financial Corporation.

New York, New York

April 11, 2016